Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIFE TECHNOLOGIES CORPORATION, A DELAWARE CORPORATION

* * * * * * *

ARTICLE I

The name of the corporation is Life Technologies Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, in the City of Dover, County of Kent 19901. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock with $.01 par value.

ARTICLE V

To the fullest extent permitted by law, the private property of the stockholders shall not be subject to the payment of the corporation debts to any extent whatever.

ARTICLE VI

The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in the furtherance and not in limitation of the powers conferred upon the corporation and its directors by statute:

(a) The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

(b) The by-laws of the corporation may fix and alter, or provide the manner for fixing and altering, the number of directors constituting the whole Board. In case of any vacancy on the Board of Directors or any increase in the number of directors constituting the whole Board, the vacancies shall be filled by the directors or by the stockholders at the time having voting power, as may be prescribed in the by-laws. Directors need not be stockholders of the corporation, and the election of directors need not be by ballot.

(c) The Board of Directors shall have the full power and authority to make, amend or repeal by-laws of the corporation.

ARTICLE VII

Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

ARTICLE VIII

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director of the Corporation, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each past or present director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article VIII by (a) the stockholders of the Corporation or (b) an amendment to the General Corporation Law of the State of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a director prior to or at the time of such repeal or modification.

ARTICLE IX

The corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.